Exhibit 99.1

For Release: 4:30 p.m. ET	Contacts: Julie S. Ryland

Friday, February 10, 2012	205.326.8421

ENERGEN TO ACQUIRE PROVED WOLFBERRY PROPERTIES

Low Gas Prices Lead to San Juan Basin Capital Reduction

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that its oil and gas exploration and production subsidiary, Energen Resources, has signed a purchase and sale agreement to buy a primarily proved undeveloped Wolfberry package from a private seller for $65.8 million plus standard closing adjustments.

Energen also announced that it is cutting approximately $45 million from Energen Resources’ planned capital investment in the San Juan Basin in 2012. This capital reduction is a direct result of the current outlook for low natural gas prices. The bulk of the company’s natural gas production comes from the San Juan Basin.

PERMIAN BASIN ACQUISITION

Energen’s newest planned acquisition is expected to close by the end of February and will add some 3,200 net acres in Midland County to the company’s extensive Wolfberry position in the Permian Basin. The acquisition package includes 29 producing wells, an estimated 50 undeveloped locations, and approximately 8.5 million barrels of oil equivalent (MMBOE) proved and probable reserves, of which some 80 percent are proved undeveloped. Energen Resources does not plan to begin developing this acreage before 2013. The company’s estimated cost to develop the properties is $115 million.

SAN JUAN BASIN CAPITAL REDUCTION

Energen Resources expects to have completed drilling its highest return wells in the San Juan Basin by mid-year and will cease all drilling activities there after June 30, 2012, in light of continued weakness in natural gas prices. This reduction in natural gas drilling will have a minimal impact on current-year production that will be more than offset by production from the existing wells associated with the company’s latest planned Wolfberry acquisition (see above).

Energen Resources’ revised capital investment plans for 2012 reflect approximately $890 million for drilling and development, with $855 million targeting the oil- and liquids-rich Permian Basin. The largest portion of 2012 capital – approximately $415 million -- will be invested in the company’s Wolfberry play. Energen Resources’ estimated production in 2012 remains 24 MMBOE.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 900 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

2